Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Financial Results

ELBA, ALABAMA (August 13, 2019)…The National Security Group, Inc. (NASDAQ:NSEC) results for the three months and six months ended June 30, 2019 and 2018, based on U.S. generally accepted accounting principles, were reported today as follows:

Unaudited Consolidated Financial Summary	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Gross premiums written	$18,290,000	$18,244,000	$35,226,000	$35,209,000
Net premiums written	$16,348,000	$16,481,000	$31,948,000	$32,261,000

Net premiums earned	$14,990,000	$15,260,000	$29,708,000	$30,319,000
Net investment income	957,000	995,000	1,919,000	1,915,000
Net investment gains (losses)	117,000	(200,000)	2,237,000	(464,000)
Other income	146,000	148,000	292,000	309,000
Total Revenues	16,210,000	16,203,000	34,156,000	32,079,000
Policyholder benefits and settlement expenses	10,900,000	9,772,000	19,923,000	19,199,000
Amortization of deferred policy acquisition costs	839,000	787,000	1,819,000	1,590,000
Commissions	1,978,000	1,732,000	4,011,000	3,792,000
General and administrative expenses	2,416,000	2,668,000	4,748,000	4,671,000
Taxes, licenses and fees	599,000	349,000	1,286,000	998,000
Interest expense	291,000	309,000	586,000	611,000
Total Benefits, Losses and Expenses	17,023,000	15,617,000	32,373,000	30,861,000
Income (Loss) Before Income Taxes	(813,000)	586,000	1,783,000	1,218,000
Income tax expense (benefit)	(226,000)	129,000	(73,000)	290,000
Net Income (Loss)	$(587,000)	$457,000	$1,856,000	$928,000
Income (Loss) Per Common Share	$(0.23)	$0.18	$0.73	$0.37
Reconciliation of Net Income (Loss) to non-GAAP Measurement
Net income (loss)	$(587,000)	$457,000	$1,856,000	$928,000
Income tax expense (benefit)	(226,000)	129,000	(73,000)	290,000
Investment (gains) losses, net	(117,000)	200,000	(2,237,000)	464,000
Pretax Income (Loss) From Operations	$(930,000)	$786,000	$(454,000)	$1,682,000

Management Commentary on Results of Operations

Summary:
For the three months ended June 30, 2019, the Company had a net loss of $587,000, $0.23 loss per share, compared to net income of $457,000, $0.18 income per share, for the three months ended June 30, 2018; a quarterly decline of

$1,044,000. The decrease in net income was driven by an increase in claims; primarily in the P&C segment. Pretax loss from operations for the second quarter of 2019 totaled $930,000 compared to a pretax income from operations of $786,000 in the second quarter of 2018. The primary reason for the $1,716,000 decline in pretax income from operations in the second quarter of 2019, compared to the same period in 2018, was a $1,128,000 increase in policyholder claims coupled with a $270,000 decrease in net premiums earned. The decline in net premiums earned was due to an increase in ceded premium related to higher cost of catastrophe reinsurance in our P&C segment.

For the six months ended June 30, 2019, the Company had net income of $1,856,000, $0.73 income per share, compared to a net income of $928,000, $0.37 income per share, for the six months ended June 30, 2018. The year to date pretax loss from operations in 2019 totaled $454,000 compared to a pretax income from operations of $1,682,000 in 2018. The primary reason for the $2,136,000 decrease in pretax income from operations in 2019, compared to the same period in 2018, was a $724,000 increase in policyholder benefits (primarily driven by an increase in claims in the P&C segment) coupled with a $611,000 decrease in net premiums earned. The decline in net premiums earned was due to an 10.1% increase in ceded premium related to higher cost of catastrophe reinsurance in our P&C segment.

Three-month period ended June 30, 2019 compared to three-month period ended June 30, 2018

Premium Revenue:
For the three-month period ended June 30, 2019, net premiums earned were down $270,000 at $14,990,000 compared to $15,260,000 during the same period in 2018. The decrease in premium revenue was primarily attributable to a 1.8% decrease in net premiums earned in the P&C segment coupled with a 1.7% decrease in net premiums earned in the life segment.

Investment Gains (Losses):
Investment gains for the three-month period ended June 30, 2019 were $117,000 compared to investment losses of $200,000 for the three-month period ended June 30, 2018. The primary reason for the $317,000 increase in second quarter investment gains compared to the second quarter of 2018 investment losses was an increase in value of equity investments held for sale.

Net Income (Loss):
For the quarter ended June 30, 2019, the Company had a net loss of $587,000, $0.23 loss per share, compared to net income of $457,000, $0.18 income per share, for the same period in 2018; a decline of $1,044,000. As discussed above, an increase in frequency of severe thunderstorm related losses was the primary factor contributing to the net loss in the second quarter of the current year compared to net income for the same period last year.

Pretax Income (Loss) from Operations:
For the three months ended June 30, 2019, our pretax loss from operations was $930,000 compared to pretax income from operations of $786,000 for the three months ended June 30, 2018; a decrease of $1,716,000. An increase in severe thunderstorm activity during the second quarter of 2019 compared to the same period last year was the primary factor contributing to the pretax loss from operations. During the second quarter of 2019, the P&C segment was impacted by 11 cat events (including development from three first quarter 2019 cat events) with reported losses and LAE totaling $1,908,000 compared to eight cat events (including development from three first quarter 2018 cat events) totaling $1,714,000 during the second quarter of 2018. In addition, reported losses from non-catastrophe related severe thunderstorm activity was also up during the second quarter of 2019 compared to the same period last year. Non-catastrophe wind and hail claims reported during the second quarter of 2019 totaled $3,103,000 compared to $2,118,000 during the second quarter of 2018; an increase of $985,000.

P&C Segment Combined Ratio:
The P&C segment ended the second quarter of 2019 with a GAAP basis combined ratio of 109.5%. Reported catastrophe losses totaled $1,908,000 for the quarter and added 14.0 percentage points to the combined ratio. In comparison, the P&C segment ended the second quarter of 2018 with a GAAP basis combined ratio of 96.6% with catastrophe losses increasing the combined ratio by 12.4 percentage points. Partially offsetting the increase in reported catastrophe losses in the second quarter of 2019 was a reduction in reported fire losses of $107,000 in the second quarter of 2019 compared to the second quarter of 2018. Reported fire losses for the second quarter of 2019 totaled $3,503,000 and added 25.7 percentage points to the second quarter 2019 combined ratio. In comparison, second quarter 2018 reported fire losses totaled $3,610,000 and added 26.0 percentage points to the second quarter 2018 combined ratio.

Six-month period ended June 30, 2019 compared to six-month period ended June 30, 2018

Premium Revenue:
For the six-month period ended June 30, 2019, net premiums earned were down $611,000 at $29,708,000 compared to $30,319,000 during the same period in 2018. The decrease in premium revenue was primarily driven by a decline in net earned premium in the P&C segment of $514,000. The decline in gross earned premium was primarily attributable to a decrease in our surplus lines business in coastal Louisiana. In addition, P&C segment ceded premium was up $336,000 or 10.5%, in 2019, compared to the same period in 2018 due to an increase in cost of our catastrophe reinsurance.

Investment Gains (Losses):
Investment gains for the six-month period ended June 30, 2019 were $2,237,000 compared to investment losses of $464,000 for the six-month period ended June 30, 2018. The primary reason for the increase in 2019 investment gains compared to the 2018 investment losses was a gain on our company owned life insurance (COLI) investment of $1,792,000.

In 2018, due to a change in GAAP, unrealized gains and losses on equity investments are required to be reported as a component of investment gains/losses on the statement of operations. These amounts were previously reported as a component of Other Comprehensive Income. For the six months ended June 30, 2019, investment gains include a $152,000 increase in accumulated gains on equity securities held for investment. This increase in accumulated gains was driven by an overall improvement in stock market returns experienced in the second quarter of 2019.

Net Income:
For the six months ended June 30, 2019, the Company had net income of $1,856,000, $0.73 income per share, compared to net income of $928,000, $0.37 income per share, for the same period in 2018. The primary reason for the increase in 2019 earnings compared to 2018 earnings was the gain on company owned life insurance mentioned previously.

Pretax Income (Loss) from Operations:
For the six-month period ended June 30, 2019, our pretax loss from operations was $454,000 compared to a pretax income from operations of $1,682,000 for the six-month period ended June 30, 2018; a decrease of $2,136,000. The primary reasons for the pretax loss from operations in the 2019 compared to the pretax income from operations for same period in 2018 was a $724,000 increase in claims coupled with a decrease of $611,000 in net premiums earned driven by an increase in ceded premium related to our catastrophe reinsurance cost.

P&C Segment Combined Ratio:
For the six months ended June 30, 2019, the P&C segment had a GAAP combined ratio of 103.8%. Reported claims from cat events totaling $2,863,000 combined with reported claims from non-catastrophe wind and hail totaling $5,184,000 increased the P&C segment combined ratio in 2019 by 29.8 percentage points. In comparison, for the six months ended June 30, 2018, the P&C segment had a GAAP combined ratio of 96.2%. Reported claims from cat events totaling $2,472,000 combined with reported claims from non-catastrophe wind and hail totaling $3,277,000 increased the P&C segment combined ratio in 2018 by 20.9 percentage points. Partially offsetting the increase in catastrophe losses and non-cat wind and hail losses in 2019 was a decrease in reported fire losses of $1,396,000 compared to the same period in the prior year.

Management Commentary on Financial Position

Selected Balance Sheet Highlights	June 30, 2019	December 31, 2018
	(UNAUDITED)
Invested Assets	$120,547,000	$112,690,000
Cash	$5,627,000	$5,676,000
Total Assets	$151,858,000	$144,231,000
Policy Liabilities	$79,432,000	$77,988,000
Total Debt	$14,358,000	$14,352,000
Accumulated Other Comprehensive Income (Loss)	$1,961,000	$(1,570,000)
Shareholders' Equity	$51,053,000	$45,866,000
Book Value Per Share	$20.16	$18.15
Invested Assets:
Invested assets as of June 30, 2019 were $120,547,000 compared to $112,690,000 as of December 31, 2018; an increase of 7.0%. The increase in invested assets was due to reinvestment of $1,456,000 in positive cash flow from operating activities coupled with a $4,412,000 increase in market value of fixed income securities available for sale. Significant declines in market interest rates over the past six months was the primary driver of the increase in market value of fixed income securities.

Cash:
The Company, primarily through its insurance subsidiaries, had $5,627,000 in cash and cash equivalents at June 30, 2019, virtually unchanged compared to $5,676,000 at December 31, 2018.

Total Assets:
Total assets as of June 30, 2019 were $151,858,000 compared to $144,231,000 at December 31, 2018. Positive cash flow from insurance operations contributed to an increase in purchases of fixed maturity securities and a $4,412,000 increase in market value of our portfolio of fixed maturity securities further contributed to the increase in total assets for the first six months of 2019.

Policy Liabilities:
Policy related liabilities were $79,432,000 at June 30, 2019, compared to $77,988,000 at December 31, 2018; an increase of $1,444,000 or 1.9%. The primary reason for the increase in policy liabilities in 2019 compared to 2018 was an increase in unearned premium. This increase in unearned premium is seasonal as we typically issue and renew a larger number of annual insurance contracts during the first and second quarters of each year compared to the remainder of the year.

Debt Outstanding:
Total debt at June 30, 2019 was virtually unchanged at $14,358,000 compared to $14,352,000 at December 31, 2018. We expect to retire the remaining $2,200,000 in short-term debt in November of 2019.

Shareholders' Equity:
Shareholders' equity as of June 30, 2019 was $51,053,000, up $5,187,000 compared to December 31, 2018 Shareholders' equity of $45,866,000. Book value per share was $20.16 at June 30, 2019, compared to $18.15 per share at December 31, 2018; an increase of 11.1% or $2.01 per share. The primary factors contributing to the increase in both book value per share and Shareholders' equity were net income of $1,856,000 and accumulated other comprehensive income of $3,531,000. Offsetting the increase in Shareholders' equity was shareholder dividends paid of $253,000.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property & casualty (P&C) and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.